Exhibit 99.1

ELDORADO RESORTS’ FOURTH QUARTER COMBINED NET REVENUE RISES 2.3% TO $214.3 MILLION AND COMBINED ADJUSTED EBITDA INCREASES 21.1% TO $32.2 MILLION

- Full Year 2015 Combined Net Revenue for Eldorado Resorts, Silver Legacy and Circus Circus Reno Totaled $901.5 Million with Adjusted EBITDA of $160.2 Million

Reno, Nev. (March 10, 2016) — Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the three and twelve months ended December 31, 2015. Net revenues and Adjusted EBITDA for all periods summarized below include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015 (“the Acquisition Date”), as if the acquisition occurred on January 1, 2014 and the operations of MTR Gaming Group, Inc. (“MTR”), which merged with the Company on September 19, 2014 (“the Merger Date”), as if the merger occurred on January 1, 2014.

	Total Net Revenue			Total Net Revenue
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in thousands)	2015	2014	Change	2015	2014	Change
Reno Tri-Properties (1)	$76,010	$69,901	8.7%	$309,474	$298,410	3.7%
Eldorado Shreveport	32,422	31,838	1.8%	136,342	133,960	1.8%
Scioto Downs	39,087	35,329	10.6%	157,525	148,480	6.1%
Mountaineer	32,989	40,057	(17.6)%	155,608	184,848	(15.8)%
Presque Isle Downs	33,820	32,471	4.2%	142,507	142,717	(0.1)%
Total Net Revenue (4)	$214,328	$209,596	2.3%	$901,456	$908,415	(0.8)%

	Adjusted EBITDA			Adjusted EBITDA
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in thousands)	2015	2014	Change	2015	2014	Change
Reno Tri-Properties (1) (2)	$9,030	$5,812	55.4%	$49,939	$35,335	41.3%
Eldorado Shreveport	6,324	4,158	52.1%	29,026	24,142	20.2%
Scioto Downs	12,720	11,551	10.1%	53,980	49,345	9.4%
Mountaineer	2,714	5,240	(48.2)%	21,268	30,412	(30.1)%
Presque Isle Downs	5,248	3,670	43.0%	20,311	19,415	4.6%
Corporate	(3,806)	(3,818)	(0.3)%	(14,364)	(12,022)	19.5%
Total Adjusted EBITDA (3) (4)	$32,230	$26,613	21.1%	$160,160	$146,627	9.2%

(1)   Reno Tri-Properties includes the operations of Eldorado Reno, Silver Legacy and Circus Circus Reno for all periods.

(2)   Reno Tri-Properties increase in Adjusted EBITDA for the twelve months ended December 31, 2015 reflects the reallocation of corporate expenses.  If corporate expenses had been reallocated in the twelve months ended December 31, 2014, the Adjusted EBITDA percentage increase would have been 30.8%.

(3)   Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

(4)   The combined basis reflects operations of MTR for periods prior to the merger and Silver Legacy and Circus Circus Reno prior to the acquisition combined with the operations of Eldorado Resorts, Inc.  Such presentation does not conform with GAAP or the Securities and

Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

“Eldorado’s strong fourth quarter and full year financial results mark the conclusion of another successful and active year for the Company.  With fourth quarter revenue and EBITDA gains at all but one of our properties, Eldorado’s consolidated Adjusted EBITDA rose 21.1%.  Furthermore, with Adjusted EBITDA growth of more than 10% at six of our seven properties, the strength across our portfolio in the fourth quarter was broad based.  Our fourth quarter and full year adjusted EBITDA margin growth reflects the impact of property enhancement initiatives that target product and service offering upgrades across our entire portfolio while exercising cost discipline and extracting operating efficiencies.  For example, the opening of The Brew Brothers, our restaurant and microbrewery at Scioto Downs, drove a meaningful increase in traffic and slot revenues.  We believe our continued focus on margin expansion combined with the strength of our properties in their respective markets provides a basis for continued near- and long-term financial growth and the enhancement of shareholder value,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.

“During the quarter we closed on the acquisition of the 50% of Silver Legacy and all of the assets of Circus Circus Reno which was immediately accretive to our free cash flow.  The acquisition of these properties complements our already strong position in downtown Reno and is consistent with our strategy to expand our scale through strategic, accretive transactions.  Eldorado’s Tri-Property Reno complex completed an extraordinary year, with fourth quarter Adjusted EBITDA growth of 55.4%.

“2015 was a transformative year for Eldorado as we fully integrated MTR Gaming’s operations into the Eldorado portfolio and completed significant enhancements through prudent, return-focused capital allocation at each of our properties.  At Scioto Downs, we built and opened The Brew Brothers.  At Presque Isle Downs and Casino, we completed the $5.0 million five-phase design and facility enhancement program that added a new casino center bar, an improved high limit gaming area and exciting new slot product.  At Eldorado Reno, over 200 rooms were remodeled and we completely refurbished the exterior of Eldorado Shreveport.  At Mountaineer Casino, Racetrack & Resort, a new smoking patio was added with 261 slot machines and six table games.  We are excited as we look forward to 2016, especially in the Reno market as job growth for Northern Nevada is projected to more than double the historical average.  We are pleased to report that our operating momentum has continued in the first quarter.”

Balance Sheet and Liquidity

At December 31, 2015, Eldorado had $78.3 million in cash and cash equivalents and $5.3 million in restricted cash.  Outstanding indebtedness at December 31, 2015 totaled $891.4 million, including $93.5 million outstanding on the Company’s revolving credit facility. We spent $11.0 million in capital expenditures in the fourth quarter, and $35.5 million for all of 2015. We anticipate capital spending of $50 million in 2016, with approximately $15 million allocated to project cap-ex and the remaining $35 million for maintenance cap-ex.

“After careful review of our financing options for the Silver Legacy and Circus Circus Reno acquisition, we chose to fund the final piece of the transaction with existing revolver capacity, in lieu of an equity offering,” said Tom Reeg, President of Eldorado.  “We remain committed to reducing our debt in 2016 with free cash flow, as we realize revenue and cost synergies across the Reno Tri-Properties.  Our announced cost savings program has been a success as we both exceeded our projected $10 million target of annual cost savings, and did so a full quarter ahead of plan. Our cost savings helped drive an Adjusted EBITDA margin increase of approximately 230 basis points in the fourth quarter.”

Summary of 2015 Fourth Quarter Property Results and Facility Enhancements

Nevada

Net revenues of $76.0 million at the Reno Tri-Properties for the quarter ended December 31, 2015 increased 8.7% over the prior-year period while Adjusted EBITDA of $9.0 million increased 55.4% from the same period in 2014.  The increased revenue and Adjusted EBITDA were driven by increased casino volumes as well as increased occupancy and a higher ADR.  Eldorado Reno’s performance also reflects the Company’s expense management programs and we expect to generate further revenue and expense synergies across the three properties in 2016.  The Northern Nevada economy continues to prosper as taxable sales rose by 8.2% in 2015 compared to the prior year, while single-family homes sold and the median price increased 14.6% and 15.3%, respectively, over the same time period.  Net revenue and Adjusted EBITDA for the fourth quarter 2015 were $47.8 million and $6.9 million, respectively, with the 38 days of operations from Silver Legacy and Circus Circus Reno and full quarter from Eldorado Reno.

Louisiana

Net revenues at Eldorado Shreveport rose 1.8% to $32.4 million in the fourth quarter of 2015.  Adjusted EBITDA from the property increased 52.1% to $6.3 million from $4.2 million in the comparable quarter of 2014 with adjusted EBITDA margins increasing by approximately 645 basis points to 19.5%.  Reflecting the margin enhancement, Eldorado Shreveport delivered substantial EBITDA growth on a modest revenue gain, despite sustained weakness in energy prices during the fourth quarter and throughout 2015.

Eastern Properties

Net revenues at Scioto Downs Racino increased 10.6% to $39.1 million in the fourth quarter of 2015 from $35.3 million in the fourth quarter of 2014. Scioto Downs’ fourth quarter 2015 Adjusted EBITDA increased 10.1% to $12.7 million from $11.6 million in the comparable prior year period.  The addition of The Brew Brothers microbrewery and restaurant was a key factor in driving additional visitation and slot revenue in the quarter.  During the quarter, the property was rebranded as “Eldorado Gaming Scioto Downs” with new signage throughout the facility, including a large pylon sign with an electronic message board in front.  Finally, the Company and its joint venture partner broke ground on a 118-room Hampton Inn hotel in October, which is expected to open in the fourth quarter of 2016.  We have begun construction of a second smoking patio with 120 new VLTs with a targeted opening date of June 1.

Fourth quarter 2015 net revenues of $33.8 million at Presque Isle Downs & Casino increased 4.2% from $32.5 million in the fourth quarter of 2014.  Adjusted EBITDA increased 43.0% to $5.2 million in the fourth quarter of 2015 from $3.7 million in the same comparable quarter with adjusted EBITDA margin rising approximately 420 basis points to 15.5%.  Net revenue and adjusted EBITDA benefited from the implementation of marketing strategies that target the local Erie market.  Adjusted EBITDA also benefited during the quarter from the cost savings program implemented during the second quarter of 2015.

Net revenues at Mountaineer Casino, Racetrack & Resort declined 17.6% to $33.0 million in the fourth quarter of 2015 from $40.1 million in the fourth quarter of 2014.  Adjusted EBITDA from the property declined 48.2% to $2.7 million from $5.2 million in the comparable quarter of 2014.  Net revenue and Adjusted EBITDA continues to be impacted by the Hancock County

Clean Air Regulation that went into effect July 1, 2015 and prohibits smoking in enclosed public places.  The smoking patio at Mountaineer continues to be very well received by patrons and is helping mitigate the impact of the new smoking ban.  During the quarter, the Company added 61 slot machines to the smoking patio, bringing the total number of slot machines to 261.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliates, acquisition charges, S-1 expenses and other regulatory gaming assessment, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Fourth Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/457-1512, conference ID 4113414 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Eldorado’s web site, http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates seven properties in five states, including the Eldorado Resort Casino, the Silver Legacy Resort Casino and Circus Circus Resort Casino in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.  Such risks, uncertainties and other important factors include, but are not limited to:  our substantial indebtedness the impact of such obligations on our operations and liquidity; competition; our geographic concentration; our ability to integrate the operations of Circus Circus Reno, the Silver Legacy and the MTR Gaming properties; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and competition to attract and retain management and key employees.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Richard Land
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31, 2015	December 31, 2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$78,278	$87,604
Restricted cash	5,271	5,734
Accounts receivable, net	9,981	7,112
Due from affiliates	—	362
Inventories	11,742	7,234
Prepaid income taxes	112	—
Prepaid expenses and other	10,795	9,447
Total current assets	116,179	117,493
RESTRICTED CASH	—	2,500
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	1,286	14,009
PROPERTY AND EQUIPMENT, NET	625,416	456,139
GAMING LICENSES AND OTHER INTANGIBLE ASSETS, NET	492,033	491,913
NON-OPERATING REAL PROPERTY	16,314	16,419
GOODWILL	66,826	66,826
OTHER ASSETS, NET	6,954	6,260
Total assets	$1,325,008	$1,171,559

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$4,524	$32
Accounts payable	17,005	12,021
Due to affiliates	129	187
Accrued property, gaming and other taxes	19,424	15,782
Accrued payroll and related	17,852	9,443
Accrued interest	14,978	27,469
Income taxes payable	—	137
Deferred income taxes	—	2,608
Accrued other liabilities	31,798	24,165
Total current liabilities	105,710	91,844
LONG-TERM DEBT, LESS CURRENT PORTION, NET OF DISCOUNT	861,713	775,059
DEFERRED INCOME TAXES	78,797	144,439
OTHER LONG-TERM LIABILITIES	8,121	8,595
Total liabilities	1,054,341	1,019,937

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	270,667	151,622
Total liabilities and stockholders’ equity	$1,325,008	$1,171,559

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Revenues:
Casino	$153,420	$142,568	$614,227	$298,848
Pari-mutuel commissions	989	1,540	9,031	1,986
Food and beverage	28,023	22,885	97,740	68,233
Hotel	12,795	7,260	37,466	28,007
Other	8,613	5,683	26,077	13,198
	203,840	179,936	784,541	410,272
Less: promotional allowances	(17,680)	(15,841)	(64,757)	(48,449)
Net operating revenues	186,160	164,095	719,784	361,823

Expenses:
Casino	89,290	83,915	357,572	167,792
Pari-mutuel commissions	1,559	1,891	9,973	2,411
Food and beverage	16,222	14,522	52,606	37,411
Hotel	4,464	2,567	11,307	8,536
Other	4,812	3,601	15,325	9,348
Marketing and promotions	8,906	7,834	31,227	21,982
General and administrative	26,988	23,521	96,870	58,738
Corporate	4,756	3,818	16,469	4,617
Depreciation and amortization	14,467	15,086	56,921	28,643
Total operating expenses	171,464	156,755	648,270	339,478

LOSS ON SALE OR DISPOSAL OF PROPERTY	(4)	(81)	(6)	(84)
ACQUISITION CHARGES	(1,735)	(495)	(2,452)	(7,411)
EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES	324	(314)	3,460	2,705
OPERATING INCOME	13,281	6,450	72,516	17,555

OTHER INCOME (EXPENSE):
Interest expense, net	(12,612)	(17,336)	(61,558)	(30,734)
Gain on valuation of unconsolidated affiliate	35,582	—	35,582	—
Gain on termination of SERP	—	715	—	715
Loss on early retirement of debt, net	(147)	(90)	(1,937)	(90)
Total other expense	22,823	(16,711)	(27,913)	(30,109)

NET INCOME (LOSS) BEFORE INCOME TAXES	36,104	(10,261)	44,603	(12,554)
BENEFIT (PROVISION) FOR INCOME TAXES	74,049	(573)	69,580	(1,768)
NET INCOME (LOSS)	110,153	(10,834)	114,183	(14,322)
NON-CONTROLLING INTEREST	—	(103)	—	(103)
NET INCOME (LOSS) ATTRIBUTABLE TO ERI, INC	$110,153	$(10,937)	$114,183	$(14,425)

Net income (loss) per share of common stock:
Basic	$2.36	$(0.24)	$2.45	$(0.48)
Diluted	$2.33	$(0.24)	$2.43	$(0.48)
Weighted average number of shares outstanding:
Basic	46,670,735	46,441,249	46,550,042	29,901,405
Diluted	47,227,127	46,441,249	47,008,980	29,901,405

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

Three Months Ended December 31, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (3)	Equity in (Income) Loss of Unconsolidated Affiliate	Other	Adjusted EBITDA
Reno Tri-Properties	$4,841	$4,548	$—	$—	$(324)	$(35)	$9,030
Eldorado Shreveport	4,367	1,912	—	—	—	45	6,324
Scioto Downs	8,624	4,096	—	—	—	—	12,720
Mountaineer	(56)	2,801	—	—	—	(31)	2,714
Presque Isle Downs	3,455	1,833	—	—	—	(40)	5,248
Corporate	(6,602)	111	333	2,352	—	—	(3,806)
Adjusted EBITDA (1)	$14,629	$15,301	$333	$2,352	$(324)	$(61)	$32,230

Three Months Ended December 31, 2014

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Equity in (Income) Loss of Unconsolidated Affiliate	Other	Adjusted EBITDA
Reno Tri-Properties	$665	$4,833	$—	$—	$314	$—	$5,812
Eldorado Shreveport	2,009	2,068	—	—	—	81	4,158
Scioto Downs	8,117	3,434	—	—	—	—	11,551
Mountaineer	420	4,822	—	—	—	(2)	5,240
Presque Isle Downs	1,169	2,501	—	—	—	—	3,670
Corporate	(4,417)	14	—	495	—	90	(3,818)
Adjusted EBITDA (1)	$7,963	$17,672	$—	$495	$314	$169	$26,613

Twelve Months Ended December 31, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (3)	Equity in (Income) Loss of Unconsolidated Affiliate	Other	Adjusted EBITDA
Reno Tri-Properties	$34,372	$19,022	$—	$—	$(3,460)	$5	$49,939
Eldorado Shreveport	21,423	7,621	—	—	—	(18)	29,026
Scioto Downs	38,612	15,368	—	—	—	—	53,980
Mountaineer	6,776	14,523	—	—	—	(31)	21,268
Presque Isle Downs	11,103	9,450	—	—	—	(242)	20,311
Corporate	(19,387)	412	1,488	3,069	—	54	(14,364)
Adjusted EBITDA (1)	$92,899	$66,396	$1,488	$3,069	$(3,460)	$(232)	$160,160

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

Twelve Months Ended December 31, 2014

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Equity in (Income) Loss of Unconsolidated Affiliate	Other	Adjusted EBITDA
Reno Tri-Properties	$12,324	$19,418	$—	$6,298	$(2,705)	$—	$35,335
Eldorado Shreveport	15,655	8,403	—	—	—	84	24,142
Scioto Downs	35,644	13,692	—	—	—	9	49,345
Mountaineer	18,515	11,934	—	—	—	(37)	30,412
Presque Isle Downs	10,178	8,852	—	—	—	385	19,415
Corporate	(22,199)	42	1,310	8,733	—	92	(12,022)
Adjusted EBITDA (1)	$70,117	$62,341	$1,310	$15,031	$(2,705)	$533	$146,627

Three Months Ended December 31, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Equity in (Income) Loss of Unconsolidated Affiliate	Other	Adjusted EBITDA
Reno Tri-Properties Adjusted EBITDA (2)	$3,493	$3,714	$—	$—	$(324)	$(8)	$6,875

(1)         Adjusted EBITDA include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015 (the Acquisition Date”), as if the acquisition occurred on January 1, 2014 and the operations of MTR Gaming Group, Inc. (“MTR”), which merged with the Company on September 19, 2014 (“the Merger Date”), as if the merger occurred on January 1, 2014.

(2)         Reno Tri-Properties Adjusted EBITDA for the three months ended December 31, 2015 includes the 38 days of operations from Silver Legacy and Circus Circus from the Acquisition Date.

(3)         Transaction expenses for the three and twelve months ended December 31, 2015 include acquisition charges of $1.7 million and $2.4 million, respectively, and S-1 expenses of $0.6 million.